Exhibit 10.1

FIRST LEASE AMENDMENT

THIS FIRST LEASE AMENDMENT (the “First Amendment”) dated June 7, 2006 by and between CRYO-CELL INTERNATIONAL, INC. hereinafter referred to as “Tenant” and BROOKER CREEK NORTH I, LLLP hereinafter referred to as “Landlord”.

WHEREAS, Tenant and Landlord did make and execute a Lease Agreement dated April 21, 2004 for premises located at 700 Brooker Creek Blvd., Suite 1800, Oldsmar, Florida (the “Primary Lease”).

NOW THEREFORE, for and in consideration of the premises hereof, the sum of TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby agree as follows:

1.	Tenant elects to lease an additional 9,600 SF as outlined on Exhibit “A” attached hereto (the “Expansion Area”) beginning August 1, 2006 (the “Expansion Area Commencement Date”). The lease term for the Expansion Area will be co-terminus with the Primary Lease.

2.	The base rental rate for the 9,600 SF will be as follows:

	PSF	MONTHLY
8/1/06 – 7/31/07	13.00	10,400.00
8/1/07 – 7/31/08	13.39	10,712.00
8/1/08 – 7/31/09	13.79	11,032.00
8/1/09 – 7/31/10	14.20	11,360.00
8/1/10 – 7/31/11	14.63	11,704.00
8/1/11 – 7/31/12	15.07	12,056.00
8/1/12 – 7/31/13	15.52	12.416.00
8/1/13 – 7/31/14	15.99	12,792.00
8/1/14 – 12/31/14	16.47	13,176.00

3.	In addition to base rent, Tenant is responsible for its proportionate share of actual 2006 operating expenses for the building and project. All other terms and conditions included in Primary Lease relating to the operating expense charges including a cap on increases in “controllable” expenses will remain in effect.

4.	Tenant will deposit with Landlord an additional $10,400.00 security deposit for the Expansion Area.

5.	Tenant will be provided the option to renew and extend the lease for two (2) consecutive terms of five (5) years each exercisable upon written notice to Landlord at least 180 prior to expiration of the current lease term. Should the renewal option be exercised, the base rental rate will escalate 2.5% annually.

6.	Tenant shall be granted an ongoing Right of First Refusal to lease all or a portion of any space in Building 700 when it becomes available, subject to any other First Right of Refusal options that may already be in place prior to the Expansion Area Commencement Date. The rental rate and tenant improvement allowance for this option space will be subject to negotiation.

7.	Landlord and Tenant agree that the Paragraph 30 as contained in the Primary Lease shall be deleted in its entirety and replaced with the following:

TERMINATION OPTION. Upon 180 days advance written notice, Landlord hereby grants Tenant the right to cancel the Primary Lease and First Amendment on either August 1, 2011 or January 1, 2012 under the following conditions:

1)	Tenant will pay Landlord all unamortized Tenant Improvement dollars which includes the Expansion Allowance as defined below and the Improvement Allowance as defined in the Primary Lease

2)	Tenant will pay Landlord the unamortized portions of any Leasing Commissions paid to broker pursuant to the Primary Lease and this First Amendment

3)	Tenant will pay Landlord a one-time cancellation fee equal to 6 months rent (including Base Rent and all Additional Rental payments) payable pursuant to the Primary Lease and this First Amendment.

8.

Landlord, at Landlord’s cost, shall provide the same “Base Building Improvements” to the Expansion Area that are specified in the Primary Lease. In addition, Landlord shall provide Tenant with an improvement allowance of $200,000.00 (the “Expansion Allowance”). Landlord will release funds from time to time from the Expansion Allowance for payment upon satisfactory and timely inspection by Landlord, or Landlord’s representative, in its reasonable discretion, of the invoiced work and a signed and approved invoice from Tenant. Such payments from the Expansion Allowance shall be made, at Tenant’s option, either a) directly to the architects, consultants, contractors, engineers, and suppliers engaged in the performance of the Improvements to the Expansion Area for whom Tenant requests payment; or b) to Tenant as reimbursement for the amounts paid by Tenant for such services, supplies, and work. Each payment from from Landlord’s Expansion Allowance shall be made within twenty (20) days after Landlord receives the invoice(s) from Tenant. All other terms and conditions associated with the Improvements to the Expansion Area will be consistent with the Tenant Improvement terms in the Primary Lease as outlined in Paragraph 27 and Exhibit B. Landlord will be responsible for all impact fees for warehouse use, and any amount above the warehouse impact fees will be the responsibility of the Tenant. In addition, Tenant will be responsible for one half the cost of the new demising wall to be constructed.

9.	Tenant has enlisted Rick Z. Smith & Associates Architects, Inc. for space planning and architectural services. Landlord will pay for Tenant’s preliminary space planning services up to an amount of $0.15/SF. All other costs for space planning and for final construction documents will be applied to the Expansion Allowance. All plans will be subject to Landlord’s reasonable approval.

10.	Tenant may bid and award the Improvements contract with a general contractor of Tenant’s choice, the selection of said contractor is subject to the final approval of Landlord, which approval shall not be unreasonably withheld. In the event any construction company other than Ed Taylor Construction South, Inc. is chosen to be the general contractor for the improvements to the Expansion Area, Tenant will be financially responsible for the construction management, to be performed by Harrod Properties, Inc. or its representative, of the work being done in the Expansion Area. Cost of construction management will be limited to 2.0% of all costs associated with any work done to the Expansion Area.

Tenant and/or Tenant’s contractors will be granted access to the space prior to the Expansion Area Commencement Date for the purpose of constructing the Improvements to the space.

Tenant acknowledges and agrees that the provisions and obligations of Section 21 of the Primary Lease shall apply to the Expansion Area in full force and effect. Failure of Tenant to remove any lien against the Expansion Area within twenty (20) days from the filing of such a lien shall be an immediate Event of Default (reference Section 18 D of the Primary Lease).

11.	Signage will be permitted on the exterior of the building at the entrances to the Expansion Area. All signage must conform to park regulations with regard to size and color. Any costs incurred for signage will be Tenant’s responsibility.

12.	Parking will be provided on a first come, first serve basis. Landlord agrees that there will be twenty (20) parking spaces available for Tenant’s use adjacent to or within close proximity of the Expansion Area.

13.	Landlord acknowledges and agrees that Colliers Arnold represents the Tenant in this transaction. Landlord will pay a Colliers Arnold a brokerage fee in the amount of 2% of the aggregate base rental for the lease term upon receipt of Tenant’s first rental payment for the Expansion Area.

14.	Except as hereby amended, the Initial Lease remains unchanged and in full force and effect.

IN WITNESS THEREOF, the parties have caused this Agreement to be executed the day and year first written above.

WITNESS	TENANT: CRYO-CELL INTERNATIONAL, INC.

/s/ Jill Taymans	/s/ Mercedes Walton
Signature

/s/ Irene Smith	Chairman and CEO
Title

June 7, 2006
Date

LANDLORD: BROOKER CREEK NORTH I, LLLP

/s/ Patti Bennett	/s/ G. Harrod
Signature

/s/ Debbie Boyer	Partner Title
June 8, 2006 Date

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